Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated January 31, 2017, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

COLUCID PHARMACEUTICALS, INC.

at $46.50 Per Share, Net in Cash

by

PROCAR ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

ProCar Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CoLucid Pharmaceuticals, Inc., a Delaware corporation (“CoLucid”), at a purchase price of $46.50 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 31, 2017, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to Computershare Trust Company, N.A. ( the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON TUESDAY FEBRUARY 28, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 17, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among CoLucid, Lilly and Purchaser. The Merger Agreement provides, among other things, that, following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into CoLucid (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with CoLucid continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by Purchaser, Lilly or any wholly-

owned subsidiary of Lilly immediately prior to the Effective Time, or (ii) Shares held by any stockholder that is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder’s rights to such appraisal and payment under the DGCL with respect to such Shares) will automatically be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase), which is summarized below, (ii) the Antitrust Condition (as defined in the Offer to Purchase); (iii) the accuracy of CoLucid’s representations and warranties set forth in the Merger Agreement, and the performance of CoLucid’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (iv) no Company Material Adverse Effect (as defined in the Offer to Purchase) has occurred. The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee), together with any Shares beneficially owned by Lilly or any wholly-owned subsidiary of Lilly, equals a majority of all issued and outstanding Shares, together with all Shares that CoLucid would be required to issue pursuant to any then-outstanding warrants, options, restricted stock units, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, Shares immediately prior to the expiration of the Offer. The first time as of which Purchaser accepts any Shares for payment pursuant to the Offer is referred to as the “Acceptance Time.”

The term “Expiration Date” means Tuesday, February 28, 2017, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date, or earlier terminated in accordance with the terms of the Merger Agreement.

The Board of Directors of CoLucid (upon the unanimous recommendation of a special committee of board members) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CoLucid and its stockholders; (ii) approved and declared advisable the Offer and the Merger and the execution, delivery and performance by CoLucid of the Merger Agreement and the consummation of the transactions contemplated thereby; (iii) approved the execution, delivery and performance by CoLucid of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL; and (v) resolved to recommend that the stockholders of CoLucid accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser (or Lilly on its behalf): (i) shall extend the Offer from time to time: (A) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the NASDAQ Stock Market applicable to the Offer (provided that Purchaser shall not be required to extend the Offer to a date later than the Outside Date (as defined below)); (B) at the request of CoLucid, if, on any then-scheduled Expiration Date, any of the conditions to Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer set forth in clauses (b) through (i) of Annex A to the Merger Agreement (together with the Minimum Tender Condition, the “Offer Conditions”) is not satisfied and has not been waived by Lilly, but is capable of being satisfied prior to the Outside Date, for one or more extension periods of up to five business days each (or for such longer period as may be agreed by CoLucid), up to and including the Outside Date, the length of each such period to be determined by Purchaser (or Lilly on its behalf), in its sole discretion, to permit such Offer Condition to be satisfied; and (C) at the request of CoLucid, if, on any then-scheduled Expiration Date, the Offer Conditions (other than the Minimum Tender Condition) have been satisfied or have been waived by Lilly, but the Minimum Tender Condition has not been satisfied, for one or more extension periods of at least five business days each, up to and including the Outside Date, the length of each such period to be determined by CoLucid, in its sole discretion, to permit such Offer Condition to be satisfied; and (ii) may extend the Offer from time to time, in its discretion, if, on any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Lilly, in consecutive increments of up to five business days each (or such longer period as may be agreed by CoLucid) up to and including the Outside Date, the length of such period to be determined by Purchaser (or Lilly on its behalf) in its sole discretion, to permit such Offer Condition to be satisfied. The “Outside Date” means June 17, 2017.

If the Offer is consummated, Purchaser will not seek the approval of CoLucid’s remaining stockholders before effecting the Merger. Lilly, Purchaser and CoLucid have elected to have the Merger Agreement and the transactions contemplated thereby governed by Section 251(h) of the DGCL and agreed that the Merger will be effected as soon as practicable following the consummation of the Offer. Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of CoLucid’s stockholders.

The Merger Agreement provides, among other things, that, without the prior written consent of CoLucid, neither Lilly nor Purchaser shall (A) decrease the Offer Price, (B) change or waive the Minimum Tender Condition, (C) impose conditions to the Offer in addition to the Offer Conditions, (D) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, (E) change the form of consideration payable in the Offer, (F) decrease the maximum number of Shares sought to be purchased in the Offer, or (G) otherwise amend or modify any of the Offer Conditions or the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such.

Except as set forth above, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Lilly and Purchaser expressly reserve the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Lilly and Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will Lilly or Purchaser pay interest on the Offer Price, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after April 1, 2017, unless Purchaser has already accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an “eligible institution”) signatures guaranteed by an eligible institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Share Certificates, the serial numbers shown on the Share Certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

CoLucid provided Purchaser with CoLucid’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on CoLucid’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Georgeson LLC (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 1-888-680-1528

Via Email: COLUCID@GEORGESON.COM

5